Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Codorus Valley Bancorp, Inc. of our report dated March 8, 2022 relating to the consolidated financial statements appearing in the Annual Report on Form 10-K of Codorus Valley Bancorp, Inc. for the year ended December 31, 2021.

Crowe LLP

Columbus, Ohio

July 19, 2022